AMENDED AND RESTATED
SHAREHOLDERS AGREEMENT

BY AND BETWEEN

LA GENERALE DES CARRIERES ET DES MINES

AND

LUNDIN HOLDINGS LTD.

TEMBO LTD.

FARU LTD.

MBOKO LTD.

CHUI LTD.

MOFIA LTD.

DATED:  28 September 2005

CONFIDENTIAL

Table of Contents

1.	DEFINITIONS AND GENERAL PROVISIONS	2
	1.1 Definitions	2
	1.2 Currencies	8
	1.3 Gender and Plural	8
	1.4 Schedules	8
	1.5 Laws	9
	1.6 Periods of Time	9
	1.7 General Interpretation	9
	1.8 No Partnership	9
	1.9 Other Business Opportunities	10
	1.10 Implied Covenants	10
	1.11 Accounts and Financial Statements	10
2.	OBJECT	10
	2.1 Object	10
3.	INITIAL ARRANGEMENTS	11
	3.1 Amendment and Restatement of the Formation Agreement	11
	3.2 Undertaking to Pay the Transfer Bonus	11
	3.3 Transfer of Property; Delivery of Data; and Maintenance of Rights andtitles on the property	12
	3.4 By-Laws	12
	3.5 Share Capital Increase of T.F.M	12
4.	FEASIBILITY STUDY ARRANGEMENTS AND ADVANCES	13
	4.1 Funding	13
	4.2 The Project	13
	4.3 Collaboration in the Preparation of the Feasibility Study	14
	4.4 Delivery of the Feasibility Study	15
5.	INVESTMENT FINANCING	15
	5.1 Investment Financing	15
	5.2 Cooperation in Financing	15
6.	DURATION OF AGREEMENT AND REMEDIES	15

	6.1 Term	15
	6.2 Early Termination by Lundin Holdings	15
	6.3 Early Termination by Gécamines	16
	6.4 Liquidation	16
	6.5 Breach by Gécamines or the State	16
7.	COVENANTS, REPRESENTATIONS AND WARRANTIES	17
	7.1 Covenants, Representations and Warranties of the Lundin Shareholdersand Gécamines	17
	7.2 Additional Covenants, Representations and Warranties of Lundin	17
	7.3 Additional Covenants, Representations and Warranties of Gécamines	17
	7.4 Survival of Covenants, Representations and Warranties	20
	7.5 Trabeka Dispute	20
8.	[Intentionally Left Blank]	20
9.	IMPLEMENTATION OF PROVISIONS CONCERNING SHAREHOLDERS	20
	9.1 Effect of Agreement	20
	9.2 Conflict	20
	9.3 Ratification of this Agreement	21
	9.4 Endorsement upon Share Certificates	21
	9.5 Subsequent Shareholders Bound	21
	9.6 Shares	21
10.	ORGANIZATION	21
	10.1 Management and Control	21
	10.2 Board	21
	10.3 Management Powers	22
	10.4 Non-Arm’s Length Transactions	23
11.	DISTRIBUTION OF PROFITS AND AUDIT	23
	11.1 Distribution of Profits	23
	11.2 Advances Against Distributions of Profits	23
	11.3 Audits of T.F.M	24
12.	THE MANAGING DIRECTOR	24
	12.1 Appointment and Remuneration of Managing Director	24
	12.2 Powers and Duties of Managing Director	24
	12.3 Information on Operations	24
	12.4 Management Team	24
	12.5 Indemnity	25

13.	ADVISOR AGREEMENT AND SERVICE CONTRACTS	25
	13.1 Confirmation of Advisor Agreement	25
	13.2 Further Gécamines Participation and Service Contracts	25
	13.3 Renegotiation/Termination of Advisor Agreement	25
14.	PROGRAMS AND BUDGETS	26
	14.1 Operations Pursuant to Programs and Budgets	26
	14.2 Presentation of Programs and Budgets	26
	14.3 Review and Approval or Modification of Proposed Programs and Budgets	26
	14.4 Notice of Approved Program and Budget to Shareholders	26
	14.5 Budget Overruns; Program Changes	26
15.	RESTRICTIONS UPON TRANSFERS	26
	15.1 Rules Governing Transfers	26
	15.2 Permitted Encumbrances	26
	15.3 Transfer to Affiliates	27
	15.4 Right of Preemption	27
	15.5 Failure to Sell to the Offeror	28
	15.6 Waiver	28
	15.7 Terms of Sale	28
	15.8 Permitted Transfers by Lundin Holdings to Development Entities	29
	15.9 Breach of Restrictions Upon Transfers	29
16.	DISPUTES	29
	16.1 Amicable Settlement	29
	16.2 Arbitration	29
	16.3 Disputes with the State	30
	16.4 Jurisdiction	30
	16.5 Waiver of Immunity of Execution	30
17.	NOTICES	30
	17.1 Notices	30
18.	Force Majeure	32
	18.1 Force Majeure	32
19.	CONFIDENTIALITY	33
	19.1 Confidentiality	33

20.	MISCELLANEOUS	33
	20.1 Amendments	33
	20.2 Assignment	33
	20.3 Enurement	33
	20.4 Severability	33
	20.5 Waiver	33
	20.6 Entire Agreement	33
	20.7 Further Undertakings	33
	20.8 Environment	34
	20.9 Congolese Cobalt Institute	34
	20.10 Language	34
21.	EFFECT ON FORCE MAJEURE	34
	21.1 Effect on Force Majeure	34
22.	ENTRY INTO FORCE	34

Schedule A:                               The Property
Schedule B:                                Form of Amended and Restated By-Laws of T.F.M.

AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Agreement”) is made as of 28 September, 2005, by and among

LA GENERALE DES CARRIERES ET DES MINES, a public company incorporated under the laws of the Democratic Republic of Congo, having its registered office at 419, avenue Kamanyola, B.P. 450, Lubumbashi, Democratic Republic of Congo;

hereinafter referred to as “Gécamines” or “Class A Shareholder”

OF THE FIRST PART

- and -

LUNDIN HOLDINGS LTD., a company incorporated under the laws of Bermuda, having its registered office at Cedar House, 41 Cedar Avenue, Hamilton HM12, Bermuda (“Lundin Holdings”); and

TEMBO LTD., a Bermuda company, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Tembo”); and

FARU LTD., a Bermuda company, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Faru”); and

MBOKO LTD., a Bermuda company, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Mboko”); and

CHUI LTD., a Bermuda company, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Chui”); and

MOFIA LTD., a Bermuda company, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton HM12, Bermuda (“Mofia”); and

hereinafter referred to as the “Lundin Shareholders” or “Class B Shareholders”

OF THE SECOND PART

RECITALS

A.
In accordance with the Mining Convention dated November 30, 1996 (the “Original Convention”), and pursuant to the “Agreement For The Formation Of Tenke Fungurume Mining” between Gécamines and Lundin Holdings, dated November 30, 1996 (the “Formation Agreement”), Tenke Fungurume Mining S.A.R.L. (“T.F.M.”) was incorporated as a company limited by shares under the laws of the Democratic Republic of Congo.

B.
Gécamines, Lundin Holdings and the Democratic Republic of Congo ( the “State”) entered into the Original Convention for the purposes of developing the deposits of copper, cobalt and all other minerals under mining concessions granted at Tenke and Fungurume, in Katanga Province.

C.
The Shareholders, being all of the shareholders of T.F.M., desire to redefine their mutual rights, interests, duties and obligations with respect to the Shares of T.F.M., and with respect to certain other matters concerning the ownership and operation of T.F.M.

D.
Upon the entry into force of this Agreement, Phelps Dodge Corporation, a New York, USA company, will finalize the acquisition, itself or through an Affiliate to be named, of an interest in the Project, by becoming a majority shareholder of Lundin Holdings.  Gécamines is in favor of Phelps Dodge’s acquiring this interest either on its own or through an Affiliate and agrees hereto to said participation.

AGREEMENT

The Shareholders agree as follows:

1.           Definitions and General Provisions

1.1           Definitions.  In this Agreement, including its annexes, the following capitalized terms will have the respective meanings ascribed thereto:

(a)
“Advances” means any and all monies advanced or to be advanced to T.F.M., or to third Persons on behalf of T.F.M., (i) by Lundin Holdings or its Affiliates and (ii) unless specified in this Agreement or in the Amended and Restated Mining Convention as being the individual responsibility or at the sole expense of such Person, by any other Class B Shareholder; including, without limitation, to fund Expenditures, but excluding any loans directly contracted by T.F.M. with third parties.

(b)	“Advisor Agreement” means the Advisor Agreement between T.F.M. and Lundin Holdings, dated November 30, 1996, as amended from time to time.

(c)	“Affiliate” means, with respect to a Shareholder:

(i)	subsidiary: a company in which the Shareholder holds directly or indirectly more than half of the voting rights, excluding the shares without voting rights and the shares which will confer voting rights in the future, or the power to appoint at least half of the directors of the company;

(ii)
parent company:  a company which holds, in the Shareholder, directly or indirectly, more than half of the voting rights as said above, or the power to appoint at least half of the directors of the Shareholder; and

(iii)
sister company:  a subsidiary of the parent company of the Shareholder, other than the Shareholder, in which the parent company holds, directly or indirectly, more than half of the voting rights as said above, or the power to appoint at least half of the directors of the sister company.

(d)	“Agreement” means this amended and restated shareholders agreement and all Appendices hereto, as amended from time to time.

(e)	“Amended and Restated Mining Convention” is defined as the Amended and Restated Mining Convention of even date herewith.

(f)
“Arm’s Length” and “Acting at Arm’s Length” refer to transactions with parties who are not Affiliates, or to transactions with Affiliates on market terms and conditions, and “Non-Arm’s Length” and “Not Acting at Arm’s Length” refer to transactions with parties who are Affiliates on non-market terms and conditions that benefit the Affiliate.

(g)	“Board” means the board of directors of T.F.M. as duly constituted from time to time.

(h)	“Budget” means a detailed estimate and schedule of all expenditures to be made by T.F.M. with respect to a Program.

(i)
“Buildings and Fixtures” means all the buildings and fixtures, considered as unmovable by nature or by intended purpose, which are on the Property and which relate to the Operations, including all buildings and fixtures considered as unmovable by nature or by intended purpose, which formerly belonged to S.M.T.F.

(j)	“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the Democratic Republic of Congo or in Phoenix, Arizona, United States of America.

(k)	“By-Laws” means the By-Laws of T.F.M. amended and restated as per the form attached hereto as Schedule B for purposes of implementation of this Agreement.

(l)
“Capital Expenditures” means all “capital expenditures” within the meaning of the International Financial Reporting Standards, incurred by or for the benefit of T.F.M. after the Election Date, less any Exploration Expenditures that may otherwise be considered as “capital expenditures” under the International Financial Reporting Standards.

(m)	“Claims” means any and all debts, claims, actions, lawsuits, causes of action, demands, duties and obligations of whatsoever nature and howsoever incurred.

(n)	“Class A Shareholders” means Shareholders of T.F.M. who at any time own Class A Shares.

(o)	“Class B Shareholders” means Shareholders of T.F.M. who at any time own Class B Shares.

(p)	“Data” means all information, records and reports relating to the Property in the possession or under the control and direction of Gécamines.

(q)
“Date of Commencement of Commercial Production” means the date upon which the Mining facility comprising the Revised Project constructed during Phase 3 of the Project, as defined in article 5 of the Amended and Restated Mining Convention, first achieves 90% of the designed rate of production of Products, for a period of 3 consecutive months.  Such date to be notified to the Shareholders by the Managing Director, but no later than 180 days after the date of the first shipment of Product, it being understood that any monthly production will be shipped.

(r)
“Development” means all preparation for the extraction of minerals and recovery of Products, including the construction or installation of a mill, metallurgical processing plant, or any other improvements to be used for the Operations and the preparation of financing plans.

(s)	“Effective Date” means the date that the Amended and Restated Mining Convention enters into force pursuant to section 40 thereof.

(t)
“Election Date” means the date on which the Class B Shareholders notifies the State and the Class A Shareholders of their decision to commence Phase 3 of the Project as described in article 4.2 of this Agreement.

(u)
“Encumbrances” means any and all mortgages, pledges, liens, charges, security interests, adverse claims, rights of representation or conveyance, demands, defects in registration, rights to possess or occupy, claims or future claims of rights to possess or occupy, rights impeding access or use and encumbrances of whatsoever nature and howsoever incurred.

(v)
“Expenditures” means any and all expenditures made by T.F.M. in connection with the Property and Operations including, without limitation, all Exploration Expenditures, Capital Expenditures and Operating Expenditures.

(w)
“Exploration” means any activity pursuant to which the holder of a mineral or quarry exploration right attempts, based on indications of the existence of a mineral deposit, and by means of surface or underground works, in particular using geological, geophysical and geochemical techniques, including various methods such as remote sensing, to identify the existence of a mineral deposit, to demarcate it, and to evaluate the quality and the quantity of the reserves as well as the technical and commercial possibilities of exploiting them.

(x)	“Exploration Expenditures” means all expenses, obligations and liabilities of whatever kind or nature borne or incurred with respect to Exploration on the Property from and after the date of the Formation Agreement and both before and after the Date of Commencement of Commercial Production including, without limitation, expenses paid for or incurred in connection with any program of surface or underground prospecting, geological, geophysical and geochemical surveying, drilling, raising and other underground work, assaying and metallurgical testing, environmental studies, preparing and completing the Feasibility Study and any additional or updated feasibility studies required in connection with any upgrading or increase in production capacity from the Property; the fees, wages, salaries, traveling expenses and benefits in kind (whether or not required by law) of all persons engaged in work with respect to such Exploration, including the food, lodging and other reasonable needs of such persons, and including any amounts that are considered to be “capital expenditures” within the meaning of the International Financial Reporting Standards, that have been incurred by or on behalf of T.F.M. prior to the Election Date.

(y)
“Feasibility Study” means the study to demonstrate the feasibility of the Revised Project, as described in Article 4.2, in such form as is normally required by substantial, internationally recognized financial institutions for the purpose of deciding to loan funds for the Development of mineral deposits; this report will include at least the following information:

(i)           A description of that part of the Property which will be placed into production.

(ii)	The reserves based on proven and probable material classification that meet internationally acceptable reporting standards.

(iii)	A capital cost estimate prepared generally in accordance with international standards for mining project feasibility studies.

(iv)	The results of ore processing tests and of the profitability studies relating to the Operations.

(v)	The quality and specifications of the products to be produced, as well as all intermediary or other products for which a market can be found.

(vi)	An accurate representation of the facilities proposed to be built, including the general arrangement and supporting process flow sheets.

(vii)
The total costs, including a capital cost budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed facilities including a schedule of timing of such requirements.

(viii)       All necessary environmental impact studies and the costs thereof.

(ix)	The estimated Date of Commencement of Commercial Production.

(x)
Such other data and information as is reasonably necessary to substantiate the existence of deposits of sufficient size and grade to justify Development of a mine taking into account all relevant business, tax and other economic considerations including those with respect to funding of costs and repatriation of capital and profits.

(xi)	Working capital requirements for the initial 4 months of operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances.

(xii)
Chapters with respect to geology and geological surveys, geotechnic, hydrogeology, evaluation of the capacities in drinking water and in industrial water, metallurgical processing schemes and descriptions of the installations, electrical supply and distribution and sitting of the project infrastructure, labor and staff, impact on social environment (development of schools, roads, hospitals, entertainment and cultural centers and so forth), import and export routes and Marketing procedures.

(xiii)         Projected cash flows and an economic forecast for the life of the mine.

(z)	“Fiscal Year” means the calendar year.

(aa)	“Force Majeure” is defined in Article 18.1.

(bb)	“Formation Agreement” means the “Agreement for the Formation of Tenke Fungurume Mining” between Gécamines and Lundin Holdings, dated November 30, 1996, including all schedules thereto.

(cc)	“Gécamines” has the meaning set forth in the heading to this Agreement.

(dd)	“Revised Project” is defined in Article 4.2. It is understood that Revised Project as defined in this Agreement reflects a revision from the “Initial Project” as defined in the Original Convention.

(ee)	“International Financial Reporting Standards” means those accounting principles generally accepted in the international Mining industry.

(ff)	“Lundin Holdings” has the meaning set forth in the heading to this Agreement.

(gg)	“Class B Shareholders” means Lundin Holdings, Tembo, Faru, Mboko, Chui and Mofia, and their respective successors and permitted assigns.

(hh)	“Managing Director” means the individual appointed by the Board to perform the day-to-day management of T.F.M. and any replacement from time to time.

(ii)	“Marketing” means the commercial marketing and sale of the Products.

(jj)	“Marketing Services Fee” means the fee for marketing services provided to T.F.M. by Lundin Holdings, as established under the Advisor Agreement.

(kk)	“Mining” means mining, extracting, producing, treating, handling, milling, smelting, refining and other processing of Products and rehabilitation of mine sites.

(ll)	“Operating Expenditures” means all costs and expenses within the meaning of the International Financial Reporting Standards incurred by or on behalf of T.F.M. after the Election Date, excluding:

(i)	all Exploration Expenditures made by or on behalf of T.F.M. after the Election Date;

(ii)	all Capital Expenditures;

(iii)
all depreciation, depletion and amortization expenses of T.F.M., together with reductions in value, within the meaning of the International Financial Reporting Standards, incurred or charged after the Election Date;

(iv)	all income taxes of T.F.M. incurred after the Election Date;

(v)	the Marketing Services Fee;

(vi)	interest on Advances paid by T.F.M. pursuant to Article 4.1 of this Agreement.

(mm)
“Operations” means Exploration, Development, Mining, Transportation and Marketing, and all other activities necessary or desirable for the successful accomplishment of the objectives of the Amended and Restated Mining Convention.

(nn)	“Original Convention” is defined in Recital A.

(oo)	“Party” means each of the Shareholders, and “Parties” means all or any combination of them, as the context may require.

(pp)	“Pay-Back Date” means the date upon which all Advances, together with interest thereon, have been repaid by T.F.M.

(qq)
“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision of any government.

(qq’)	“Phelps Dodge” has the meaning set forth in the Recitals to this Agreement and shall include Affiliates.

(rr)	“Prime Rate” means the LIBOR interest rate at one year.

(ss)	“Products” means the end products derived from Mining.

(tt)
“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished during a given period, prepared by the Managing Director after consultation with the Shareholders and approved by the Board.

(uu)	“Project” means all Operations undertaken on the Property, and all activities in connection therewith, pursuant to and in accordance with the Amended and Restated Mining Convention.

(vv)
“Property” means the Mining Concession n° 198 called Tenke (renumbered n° 123 by the Cadastre Minier Certificat d’Exploitation  n° CAMI/CE/940/2004 dated 3 November 2004, and the Mining Concession n° 199 called Fungurume (renumbered n° 159 by the Cadastre Minier Certificat d’Exploitation  n° CAMI/CE/941/2004 dated 3 November 2004), both located in the Katanga Province, Democratic Republic of Congo, described in Schedule A of this Agreement, including all stock of already extracted ore, Buildings and Fixtures.

(ww)
“Rights and Titles on the Property” means all certificates, licenses, registrations, permits, consents and qualifications required by the State or any governmental or administrative authority in the Democratic Republic of Congo to hold the Property and to conduct the Operations.

(xx)	“Shareholders” means the Class A Shareholders and the Class B Shareholders and, in singular, any one of them, and their respective successors and permitted assigns with respect to the Shares.

(yy)	“Shares” means the 200 fully paid up shares, with no par value, each representing 1/200th of the share capital of T.F.M. and divided into 35 Class A Shares and 165 Class B Shares.

(zz)	“State” has the meaning set forth in the Recitals to this Agreement.

(aaa)	“T.F.M.” has the meaning set forth in the Recitals to this Agreement.

(bbb)
“Transfer Bonus” means an amount of US$250,000,000 reduced to US$100,000,000, comprised of (i) US$50,000,000 already paid by Lundin Holdings to Gécamines, and (ii) the additional US$50,000,000 to be paid by Lundin Holdings to Gécamines, as provided in Article 4, all as consideration for the transfer of the Property to T.F.M.

(ccc)	“Transportation” means transportation or shipment of Products in connection with Marketing activities.

(ddd)	“Service Contracts” means a contract for services between Gécamines and Lundin Holdings pursuant to Article 13.2.

1.2           Currencies.  All references in this Agreement to any currency, unless otherwise specified, refer to the United States dollar.

1.3           Gender and Plural.  In this Agreement, all references to the masculine gender include the feminine gender and vice-versa and all references to the singular include the plural and vice-versa.

1.4           Schedules.  The following schedules will be deemed to be a part of this Agreement and are attached hereto and are incorporated herein by reference:

Schedule A                                Description of the Property
Schedule B                                Form of amended and restated By-Laws of T.F.M.

If any Schedule is inconsistent with the terms and conditions of this Agreement, the terms and conditions of this Agreement will prevail.

1.5           Laws.  This Agreement will be governed by and construed in accordance with the laws of the Democratic Republic of Congo supplemented by the principles of international commercial law.

1.6           Periods of Time.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period will be excluded and the last day of such period will be included.  If the last day is not a Business Day, the period in question will end on the next following Business Day.

1.7           General Interpretation.  In this Agreement, unless otherwise expressly stated:

(a)	This Agreement. The words “herein” and “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular article, section or other subdivision.

(b)
Headings.  The headings are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(c)
Law.  Any reference to a law includes the executory measures made pursuant thereto, all amendments made to such law or executory measures and any law or executory measures that may be passed which have the effect of supplementing or superseding such law or executory measures.

(d)	International Financial Reporting Standards. Any financial determination required to be made hereunder will be performed in accordance with International Financial Reporting Standards.

1.8           No Partnership.  Nothing contained in this Agreement will be deemed to constitute any Shareholder the partner of the other nor, except as otherwise herein expressly provided, to constitute any Shareholder the agent or legal representative of any other Shareholder nor to create any fiduciary relationship between or among any Shareholders.  It is not the intention of the Shareholders to create, nor will this Agreement be construed to create, any mining, commercial or other partnership.  No Shareholder will have any authority to assume any obligation or responsibility on behalf of any of the other Shareholders except as otherwise expressly provided herein.  The rights, duties, obligations and liabilities of the Shareholders will be several and not joint or collective.  Each Shareholder will indemnify, defend and hold harmless each other Shareholder, its directors, officers, employees, agents and attorneys from and against any and all Claims arising out of any act or any assumption of liability by the indemnifying Shareholder or any of its directors, officers, employees, agents and attorneys done or undertaken or apparently done or undertaken on behalf of the indemnified Shareholder except pursuant to the authority expressly granted herein or as otherwise agreed in writing among the Shareholders.

1.9           Other Business Opportunities.  Except as expressly provided in this Agreement, each Shareholder will have the right independently to engage in and receive full benefits from other business activities whether or not competitive with the Operations without consulting the other Shareholders.

1.10           Implied Covenants.  There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

1.11           Accounts and Financial Statements.

(a)           The accounts and financial statements of T.F.M. will be kept and established according to the Congolese General Accounting Plan.  They will also have to take into account, and comply with, the rules and procedures generally accepted in the international mining industry.

(b)           The accounts will be kept, and the financial statements of T.F.M. established, in U.S. dollars, and converted into Congolese Francs at the closure of the accounts period for purposes of publication, registration or for the purpose of making declarations in the Democratic Republic of Congo, by using the official rate in force on the last Business Day of the concerned Fiscal Year.

2.             Object

2.1           Object

(a)           This Agreement has as its object the redefinition of certain terms and conditions of the Exploration, Development and Mining undertaken on the Property, and the modification of the respective rights and obligations of the Parties as shareholders of T.F.M. as set forth in the Formation Agreement.

(b)           T.F.M. shall effect a restructuring of its share capital into 200 Shares and a change of class of the Shares where appropriate, and Lundin Holdings and Gécamines shall redistribute the Shares or causes the redistribution of the Shares presently held by the present shareholders of T.F.M., in such manner as shall result in the following Shareholders and respective holdings of the Shares:

Lundin Holdings --                                                                              160 Class B Shares;

Tembo --                                                                                1 Class B Share;

Faru                    --                                 1 Class B Share;

Mboko                                                       --                                 1 Class B Share;

Chui                                                            --                                 1 Class B Share;

Mofia --                                                                                                  1 Class B Share; and

Gécamines --                                35 Class A Shares representing 17.5% non-dilutable of the share capital.

Except with respect to any obligation to make Advances and with respect to nomination of the members of the Board, there shall be no differences in the rights, privileges or obligations attaching to the Class A Shares and the Class B Shares.  When transferred, Class A Shares and Class B Shares shall retain their respective classifications.

All provisions of this Agreement and the By-Laws of T.F.M. regarding restrictions on the transfer of Shares, to the extent otherwise applicable, are hereby waived for purposes of the transfers required to achieve the foregoing shareholdings.

3.           Initial Arrangements

3.1	Amendment and Restatement of the Formation Agreement.

This Agreement hereby amends  and restates in its entirety the Formation Agreement.

3.2           Undertaking to Pay the Transfer Bonus.

The Parties agree that Lundin Holdings shall complete payment of the Transfer Bonus to Gécamines in accordance with the terms set forth hereafter.  For avoidance of doubt:

(a)	Gécamines acknowledges that US$50,000,000 of the Transfer Bonus was duly paid by Lundin Holdings and received by Gécamines in May, 1997; and

(b)	The remainder of the Transfer Bonus, US$50,000,000, shall be paid by Lundin Holdings to Gécamines, as follows: [1]

(i)
US$[15],000,000, upon the later to occur of (x) effective date of this Agreement and (y) the effective date of the By-Laws (including approval by Presidential Ordinance or Decree where appropriate).  The payment will be made pursuant to Section 3.2(c) below, and the foregoing dates will be deemed to be the date of a receipt signed by T.F.M. of a certified and conformed copy from the chief of cabinet of H.E. the President of the Republic of the Presidential Decrees; a copy will be sent to T.F.M to Gécamines and Lundin Holdings pursuant to Article 17.1.

(ii)
US$[5],000,000, upon the later to occur of (x) T.F.M. having all Rights and Title on the Property, free from any Encumbrances, and has full and free enjoyment of the Property (such that all adverse claims to the Property have been finally

1  If the signed Amended and Restated Mining Convention, the T.F.M. Shareholders Agreement and the amended By-Laws of T.F.M. do not enter into force by the end of September 2005 (including approval by Presidential Ordinance or Decree where appropriate), the two payments of sub paragraphs (i) and (ii) will amount to US$10 million each instead of, respectively, US$15 and US$5 million.

resolved, that all land titles are registered to the extent required to meet the requirements of this Agreement and the Amended and Restated Mining Convention, and that all mining rights required under applicable law have been duly issued, validated, conformed or renewed where applicable, so as to enable T.F.M. to undertake the Project) and (y) approval of the final Feasibility Study by the Board of Directors.  The payment will be made pursuant to Section 3.2(c) below, and the foregoing dates will be deemed to be the date upon which T.F.M. notifies Gécamines and Lundin Holdings of the satisfaction of such events pursuant to the terms and conditions of Article 17.1.

(iii)	US$10,000,000, upon the Date of Commencement of Commercial Production consistent with the terms set forth in Section 3.2(c) below,;

(iv)	US$10,000,000, on the first anniversary of the Date of Commencement of Commercial Production consistent with the terms set forth in Section 3.2(c) below,; and

(v)	US$10,000,000, on the second anniversary of the Date of Commencement of Commercial Production consistent with the terms set forth in Section 3.2(c) below,.

(c)
Subsequent to the payment dates referred to above, before each payment, Lundin will request from Gécamines, in writing, that it provide to Lundin a written demand for payment, including the bank and account number to which the payment must be made.  Lundin Holdings shall have 5 Business Days to make the requested payment.

3.3           Transfer of Property; Delivery of Data; and Maintenance of Rights and Titles on the Property.

Gécamines confirms and the Class B Shareholders recognize that, in consideration of Lundin Holdings’ assumption of the obligation to pay the Transfer Bonus, Gécamines has transferred to T.F.M. all Rights and Titles on the Property.  Gécamines also confirms that it has delivered to T.F.M. all data, information, records and reports relating to the Property in the possession or under the control and direction of Gécamines (the “Data”).

3.4           By-Laws.  Upon execution of this Agreement, the Shareholders shall enter into an agreement with the State amending and restating the existing Mining Convention and thereafter shall convene an extraordinary shareholder meeting in order to modify the By-Laws and conform them to the form attached hereto as Schedule B in substitution of the then-existing by-laws of T.F.M.

3.5           Share Capital Increase of T.F.M.  Within three months after the entry into force of the By-Laws, the share capital will be increased by the amount of fifteen million US Dollars ($15,000,000) by contribution in kind of a receivable of that amount by Lundin Holdings Ltd., that will be deducted from the Advances.  As a result of such increase in share capital, the share capital of T.F.M. will amount to fifteen million fifty thousand US Dollars ($15,050,000), of which Gecamines be attributed a 17.5% nondilutable share.

4.           Feasibility Study Arrangements and Advances

4.1           Funding.

(a)           As of the date of this Agreement, the Shareholders and T.F.M. acknowledge that Lundin Holdings or its Affiliates have made Advances, including to finance the Feasibility Study and to maintain the site.

(b)           Class B Shareholders will continue to make Advances, or cause funds to be advanced by third parties on normal commercial terms, to T.F.M. to enable T.F.M. to meet Exploration Expenditures with a view to identifying deposits, to meet all other Expenditures required to complete the Feasibility Study, and to otherwise fund Operations.

(c)           All Advances will bear interest at an annual rate equal to Prime Rate plus 2% calculated half-yearly in arrears.  Such interest shall accrue on all and any Advances made to T.F.M., i.e., not only the Advances made in connection with the Feasibility Study but also all Advances whatsoever made to T.F.M. within the framework of this Agreement.

(d)           For greater certainty and without limitation, it is understood and agreed that Class B Shareholders shall have responsibility for making Advances in proportion to their respective holdings of Class B Shares at the time such Advances are required to be made.  No Class A Shareholder shall have any responsibility for providing Advances unless and until it acquires Class B Share(s).

4.2           The Project.

It is the intent of the Parties that T.F.M. develop the Project as agreed with the State and Gécamines.  Initially, the Project will initially be designed to produce at least 40,000 tonnes of copper with associated cobalt per year (the “Revised Project”).  The activities required to develop the Revised Project and subsequent Development of the Property shall be conducted in phases as summarized below:

(a)           Phase 1 --  Finalization of Primary Documentation

Phase 1 involves finalization, approval and signature by all of the Parties, and authorization, as the case may be by ministerial arrête or letter and presidential decrees of this Agreement, the Amended and Restated Mining Convention and the By-Laws.

(b)           Phase 2 --    Final Feasibility Study

The Feasibility Study based on the Revised Project will be prepared to normal industry standards, based on current costs and infrastructure conditions.  Phase 2 will also include putting in place the re-establishment of SNEL power, SNCC rail, international sulfur supply and other transport contracts that were substantially in place between T.F.M. and third parties prior to 1999.  Basic design level engineering will be conducted and detailed logistic planning for the Revised Project plant will be performed such that immediately upon Board approval, the construction phase of the Revised Project will commence.  Phase 2 is expected to take approximately 13 months following completion of Phase 1.

(c)	Phase 3 -- Revised Project Plant Construction

Upon the decision of the Class B Shareholders to commence construction of the Revised Project, site preparation and construction of the Revised Project plant will commence and is expected to take approximately 26 months. Copper production could come on stream in less than 22 months, with cobalt production to follow shortly thereafter.  Such decision of the Class B Shareholders shall be notified to the State and Gécamines in accordance with Section 17.1.

(d)	Phase 4 -- Expansion Study

Within 90 days following the Date of Commencement of Commercial Production, a feasibility study will be started for an expansion of the Revised Project mine and processing facilities.  Subject to feasibility determinations, the actual size of this first expansion will be based on exploration or research results, expansion project economics, the strength of copper and cobalt metal markets, country conditions and financing factors.

(e)	Phase 5 -- First Major Expansion

Timing, design and construction of the first major expansion to the Revised Project facilities will be based on the expansion feasibility study produced in Phase 4.

(f)	Phase 6 -- Subsequent Expansions

It is the intent of the Parties to develop the Property to its fullest extent subject to normal feasibility determinations, and in a similar manner that shareholders of Lundin Holdings have developed other major operations around the world.  Decisions on all expansions will be made taking into account the total resource potential, specific expansion economics, metals market fundamentals, and financing considerations.  Any subsequent plant expansion will also take cobalt market supply and demand into consideration in addition to copper production strategies.  The Parties mutually recognize the desire to reach a production level of 130,000 tonnes per year of copper with associated cobalt, subject to feasibility study considerations, at the end of the fifth year following the Date of Commencement of Commercial Production.  Similarly, the Parties mutually recognize the desire to reach a production level of 400,000 tonnes per year of copper with associated cobalt in the eleventh year following the Date of Commencement of Commercial Production.

4.3           Collaboration in the Completion of the Feasibility Study. Lundin Holdings will assume primary responsibility for completion of the Feasibility Study on behalf of T.F.M. Gécamines will be entitled to appoint, in agreement with the Class B Shareholders, five representatives to take part in the preparation of the Feasibility Study (without having any decision making power with respect thereto).  The remuneration of such representatives will be included in the costs of the Feasibility Study and will form part of the Exploration Expenditures.  Furthermore, the Class B Shareholders will consult with the management committee of Gécamines at the beginning and at least quarterly during the completion of the Feasibility Study as design criteria and cost estimates are being assessed, and may request Gécamines to provide other specific services at a price to be agreed upon, subject to the availability of the services requested from Gécamines, and the cost of such services shall be included as Exploration Expenditures.

4.4           Delivery of the Feasibility Study. Lundin Holdings will deliver the final Feasibility Study to the Board and to Gécamines at least 10 days prior to the Board meeting at which T.F.M. will determine whether to go forward with Phase 3.

5.             Investment Financing

5.1           Investment Financing.

(a)           Lundin Holdings will exercise commercially reasonable efforts to arrange, in the name of and for the account of T.F.M., the necessary financing for the investments to fund Operations contemplated on the basis of the Feasibility Study.  This financing will take place by means of Advances made by the Class B Shareholders and/or by means of loans entered into by T.F.M. with third parties.  Pending completion of such arrangements, the Class B Shareholders shall fund investments to undertake Operations contemplated on the basis of the Feasibility Study by way of Advances.

(b)           Gécamines, as a Class A Shareholder, will have no responsibility with regard to the obtaining of the financing.  It will however be informed of the modalities thereof and may give advice thereon, if need be. It may, in addition, be required, as a Shareholder, to cooperate in guaranteeing the financing, pursuant to Article 5.2.

5.2           Cooperation in Financing. Gécamines is informed that Lundin Holdings or T.F.M. is intending to secure partial financing for the Project from international agencies and banks and Lundin Holdings confirms its ability to do so.  Gécamines agrees to co-operate fully with Lundin Holdings and T.F.M. in facilitating the obtaining of such financing, including signing any such documents and giving any such assurances as may reasonably be required to conclude such financing; provided, however, this is without financial commitment on the part of Gécamines.

6.           Duration of Agreement and Remedies

6.1           Term.  Unless terminated in accordance with any of the provisions of this Article 6, this Agreement will continue in full force until:

(a)           the Property is no longer exploitable; or

(b)	the Shareholders mutually agree to terminate this Agreement, whereupon the provisions of Article 6.4 will apply.

6.2           Early Termination by Lundin Holdings.  Lundin Holdings may terminate this Agreement on 30 calendar days’ prior written notice to Gécamines, the other Shareholders and T.F.M.  In such event, and to give full force and effect to such termination, the Class B Shareholders will transfer their Shares to Gécamines for nil consideration, and will cause their nominees to resign as President, Vice-President, Directors and Managing Director and Lundin Holdings will cause

T.F.M. to terminate the Advisor Agreement.  In addition, any and all Advances to such date due and owing to Lundin Holdings and/or its Affiliates by T.F.M. will be deemed to have been acquired by T.F.M., the debt of T.F.M. towards Lundin Holdings and/or its Affiliates will be cancelled and the Feasibility Study (in its then current state) will remain the property of T.F.M.  Lundin Holdings will have no obligation from the date of giving such notice to make Advances to fund any Expenditures, to make any capital contributions, and/or to pay to Gécamines any of the Transfer Bonus payments, and Lundin Holdings will not be liable to any Person for damages.  Any Transfer Bonus amounts already paid by Lundin Holdings to Gécamines will remain finally acquired by the latter.

6.3           Early Termination by Gécamines.  In the event a breach of any material provision of this Agreement by the Class B Shareholders continues for a period of 30 days following receipt by the Class B Shareholders from Gécamines of notice of such breach, Gécamines may, pursuant to the resolution of dispute provision in Article 16, ask for the rescission of this Agreement and/or claim compensation for damages; provided, however, that if the breach is not of such a nature as to be curable within 30 days, then Gécamines shall not be entitled to take such action if a cure is initiated by the Lundin Shareholders within such period of 30 days, and thereafter the Class B Shareholders diligently pursue such cure and such cure is effected within a reasonable time.  The Parties shall consider, without limitation, Articles 3, 4, 5 and 7 as material provisions.

6.4           Liquidation.

If the Shareholders mutually agree to the winding up or liquidation of T.F.M., the liquidation provisions of the By-Laws of T.F.M. will be applicable in accordance with the laws of the Democratic Republic of Congo.

6.5           Breach by Gécamines or the State.  In the event of a breach of any material provision of this Agreement by Gécamines or of the Amended and Restated Mining Convention by Gécamines or by the State (including all covenants, representations and warranties), Lundin Holdings may suspend the performance of its obligations pursuant to this Agreement, including for greater certainty and without limitation, the obligation to deliver the Feasibility Study, to make any capital contributions, to make any of the Transfer Bonus payments, to make Advances and to assist with securing financing, until such breach is remedied.  In this case, any time limits agreed upon for the performance of these obligations will be extended by a period equal to that of the breach.  In the event a breach of any material provision by Gécamines or the State, as referred to above, continues for a period of 30 days following receipt by Gécamines from Lundin Holdings of notice of such breach, Lundin Holdings may, pursuant to the resolution of dispute provision in Article 16, ask for the rescission of this Agreement and/or claim compensation for damages; provided, however, that if the breach is not of such a nature as to be curable within 30 days, then Lundin Holdings shall not be entitled to take such action if a cure is initiated by Gécamines or the State within such period of 30 days, and thereafter Gécamines or the State, diligently pursues such cure and such cure is effected within a reasonable time.  The Parties shall consider, without limitation, Articles 3, 4, 5 and 7 as material provisions.

7.             Covenants, Representations and Warranties

7.1           Covenants, Representations and Warranties of the Lundin Shareholders and Gécamines.  Each of the Lundin Shareholders and Gécamines hereby covenants, represents and warrants to the other Shareholders and to T.F.M. that:

(a)
Incorporation.  It is a company duly incorporated under the laws of the jurisdiction of its incorporation and it is duly organized and validly subsisting under such laws and it is qualified to carry on business in the jurisdictions in which it carries on business.

(b)
Power and Authority.  It has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to perform all of its obligations and duties pursuant to this Agreement.

(c)
Authorizations.  It has duly obtained all corporate and regulatory authorizations for the signature, delivery and performance of this Agreement and any agreement or instrument referred to or contemplated by this Agreement and such execution, delivery and performance: (i) will not conflict with or result in a breach of any provision of its by-laws or of any shareholders’ or directors’ resolution or of any agreement, covenant, contract or undertaking whatsoever to which it is a party or by which it is bound, and will not give rise to any Encumbrance by virtue of these same deeds; and (ii) does not contravene any applicable laws.

(d)	Due Signature. This Agreement has been duly signed and delivered by it and is valid, binding and enforceable against it in accordance with its terms.

7.2  Additional Covenants, Representations and Warranties of Lundin.  The Class B Shareholders hereby covenant, represent and warrant to Gécamines and T.F.M. as follows:

(a)
Financial Capacity.  Lundin Holdings has the financial capacity to raise the funds necessary for undertaking the Project.  As indicated in Section D of the Preamble Phelps Dodge shall acquire a majority interest in the share capital of Lundin Holdings.

(b)	Arms Length Transactions with Affiliates. Lundin Holdings undertakes to inform Gécamines whenever it enters into a contract with an Affiliate.

7.3  Additional Covenants, Representations and Warranties of Gécamines.  Gécamines hereby covenants, represents and warrants to the Class B Shareholders and T.F.M.:

(a) Rightholder.

Subject only to Section 7.5, prior to the transfer of the Property to T.F.M.

(i) Gécamines was the sole holder of all and any rights, titles and interest in and to the Property;

(ii) Gécamines had the right to transfer its interest in the Property to T.F.M., free and clear of any and all Encumbrances;

(iii) Gécamines held any and all authorizations necessary to proceed with Operations on the Property including without limitation all surface rights with respect to the Property and access, under conditions to be agreed upon with the providers of the services in question, to all infrastructures (water, electricity, rail, roads, airport and so forth) necessary for Operations;

(iv) There were no matters that affected the rights, title and interest of Gécamines in the Property, or that could materially impair the ability of T.F.M. to carry on Operations.

Gécamines shall continue to insure that T.F.M. shall have completely free and unencumbered title and quiet enjoyment of the Property.  In the event any third party claims or proves any right, title or interest in or to the Property claimed to have existed prior to entry into force of the Formation Agreement, Gécamines undertakes, at its cost, to immediately do all such acts and things necessary to completely clear the Property of such third party right, title or interest, or claim thereto, and shall at all times indemnify T.F.M. and the other Shareholders and hold them harmless from any Claims, damages, costs or liabilities in connection therewith.

(b)           Third Party Rights

Prior to the transfer of the Property to T.F.M., no Person other than Gécamines had any right or title to the Property and no Person is entitled to any royalty or other payment whatsoever in the nature of rent or royalty on any minerals, metals or concentrates or any other Products whatsoever deriving from the Property other than as provided in this Agreement.

(c)           Validity of Rights and Titles over the Property

Except as specified in Article 7.5, as of the effective date of the Formation Agreement all of the rights and titles relating to the Property were validly recorded in accordance with the laws of the Democratic Republic of Congo.  The prospecting work, processes and other operations carried on or conducted by or on behalf of Gécamines in respect of the Property have been carried on or conducted in a sound and workmanlike manner and in compliance with sound geological and geophysical Exploration and Mining, engineering and metallurgical practices.  All such work and Operations are in compliance with all laws, statutes, decrees, ordinances, permits, rules, regulations, judgments, and orders or decisions rendered by any ministry, department or administrative entity, judiciary or any other judicial body having competent jurisdiction or any regulatory agency.  In respect of the matters specified in Article 7.5, and to the extent it may be determined at any time in the future to be otherwise necessary, Gécamines shall take any remedial measures and otherwise assist T.F.M. in taking required action, or in obtaining any waivers, to ensure compliance with such requirements.

(d)           Work Orders

As of the date of the effective date of the Formation Agreement, there were no outstanding work orders or actions required or reasonably anticipated to be required to be taken in respect of the rehabilitation or restoration of the Property or relating to environmental matters in respect of the Property or any Operations thereon.

(e)	Taxes

All taxes, contributions, duties, fees and assessments imposed, levied or charged upon or against the Property, as at the date of entry into force of the effective date of the Formation Agreement, were paid in full and the Property is in good standing in accordance with the laws of the Democratic Republic of Congo.

(f)           Actions

Except as specified in Section 7.5, there are no outstanding or threatened actions or suits which, if successful, would or could affect the Property, the Agreement with the Banque Centrale du Congo, this Agreement, the Formation Agreement, or the Amended and Restated Mining Convention.

(g)           Contractual and Quasi-Contractual Obligations

Gécamines is not in default under any contractual or quasi-contractual obligations whatsoever towards third parties relating to the Property, nor will the execution or performance of this Agreement constitute such a default.

(h)           Rights and Titles held by T.F.M.

As of the date of the Formation Agreement, T.F.M. had quiet enjoyment of the Property and held all Rights and Titles on the Property.  Gécamines acknowledges that, as of the date of the transfer of the Property from Gécamines to T.F.M., all Rights and Titles on the Property are warranted by Gécamines to be, valid and existing and in good standing and do not contain, and are warranted by Gécamines not to contain, any unusual burdensome provision, condition or limitation.

(i)           Material Information

Gécamines has made available to T.F.M. and to the Category B Shareholders all material information in its possession or control relating to the Property.

(j)           Law and Judgments

The signature, delivery and performance of this Agreement does not, and will not in the future, violate any legal rule whatsoever, nor any judicial or similar decisions whatsoever.

 (k)           Authorization for the Agreement for the Formation of T.F.M.

The Portfolio Minister had the authority to authorize, in the name of the State, the signature by Gécamines of this Agreement, and T.F.M. has been duly constituted in accordance therewith.

(l)           Environmental Matters.

Gécamines warrants that, as of the date of the transfer of the Property from Gécamines to T.F.M., no contaminant has been released, spilled, leaked, discharged, disposed of, or pumped on the Property contrary to any applicable environmental law; that no oral or written notification of the release of a contaminant has been filed in connection with the Property which would or could subject T.F.M. to corrective or responsive action or any other liability under any applicable environmental laws; that no part of the Property has been located within an environmentally sensitive area or dump regulated areas; that there have been no environmental charges, privileges or Encumbrances resulting from substances poured, emitted, emptied, injected, leached, dumped or allowed to escape at, on or under or relating to the Property and no actions have been taken or are in process or pending which could subject the Property to such environmental liens; and that neither of them knows of any facts or circumstances related to environmental matters with respect to the Property that could lead to any environmental obligations or responsibilities.

7.4           Survival of Covenants, Representations and Warranties.  The correctness and performance of each covenant, representation and warranty is a condition upon which each Party is entering into this Agreement.  Each of such covenants, representations and warranties may be waived in whole or in part solely by the Party in whose favor the covenant, representation and warranty is made and all such covenants, representations and warranties will survive the execution, delivery and termination of this Agreement as contemplated herein, as long as T.F.M. continues to exist.  Each Party agrees to indemnify and hold harmless the other Parties from and against all Claims arising out of any breach of any covenant, representation or warranty whatsoever contained in this Agreement.

7.5           Trabeka Dispute

The company Travers Béton au Katanga S.P.R.L., abbreviated “TRABEKA” has secured judgments against Gécamines and T.F.M. with respect to certain claimed interests in the Buildings and Fixtures.  Gécamines shall take all appropriate steps to satisfy such judgments or otherwise resolve such Claims, without cost to T.F.M., and shall indemnify T.F.M. and the non-Gécamines Shareholders and hold them harmless from any Claims, damages, costs or liabilities of any nature in connection with such judgment and claims.

8.           [Intentionally Left Blank]

9.             Implementation of Provisions Concerning Shareholders

9.1           Effect of Agreement.  Each Shareholder will vote or cause to be voted its Shares in such a way as to fully implement the terms and conditions of this Agreement and the Amended and Restated Mining Convention.

9.2           Conflict.  In the event of any conflict between the provisions of this Agreement and the By-Laws, the provisions of this Agreement will govern to the extent permitted by law.  Each Shareholder agrees to vote or to cause to be voted the Shares owned by it as necessary so as to cause the By-Laws to be amended to resolve any such conflict in favor of the provisions of this Agreement.

9.3           Ratification of this Agreement.  The Shareholders shall meet to amend and restate the By-Laws pursuant to Article 3.4 of this Agreement and shall also expressly ratify this Agreement.  By this Agreement, the Shareholders guarantee that T.F.M. will ratify this Agreement.

9.4           Endorsement upon Share Certificates.  Any share certificate issued or to be issued by T.F.M. for Shares will be endorsed on its face with the following statement:

“The right of the shareholders of T.F.M. to sell, encumber, alienate or realize their shares are restricted by the terms of the Shareholders Agreement among the shareholders of T.F.M.”

9.5           Subsequent Shareholders Bound.  Any Shareholder transferring Shares to a non-Shareholder shall require as a condition of such transfer that the transferee who by virtue of such transfer becomes a shareholder of T.F.M. will be bound by the terms of this Agreement and will signify assent to the terms hereof by signing this Agreement or by delivering to the Parties an instrument in writing declaring such Person’s intention to be bound by the terms hereof and setting out an address where notices under this Agreement can be made to such Person.  Each of the Parties covenants and agrees that whenever a transferee has so assented to the terms of this Agreement, each of them remaining as a Shareholder will be bound to each and every such transferee and, in like manner, each and every such transferee will be bound to each Party remaining as a Shareholder.

9.6           Shares.  The provisions of this Agreement relating to Shares will apply mutatis mutandis to any shares or securities into which Shares may be converted, changed, re-classified, re-divided, re-designated, redeemed, subdivided or consolidated, to any shares or securities whatsoever that are received by the Shareholders as a stock dividend or distribution payable in shares or securities of T.F.M. and to any shares or securities of T.F.M. or of any successor or continuing company to T.F.M. that may be received by the Shareholders on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

10.             Organization

10.1           Management and Control.  The Shareholders agree that management and control of T.F.M. will be subject to the terms and conditions of this Agreement as well as to the By-Laws of T.F.M.

10.2           Board

(a)
Composition.  The Board will consist of eleven members, of which two shall be selected by the Class A Shareholders and nine shall be selected by the Class B Shareholders.  The Class A Shareholders and the Class B Shareholders, respectively, will vote or cause their Shares to be voted, so that nominees are appointed to the Board in accordance with the terms of this Article 10.2 and any vacancies on the Board are filled by the appointment of a nominee of the Shareholders whose nominee formerly occupied the vacant position.  The Class A Shareholders and the Class B Shareholders may at any time request the dismissal of a Director whom such Shareholders caused to be appointed.  In the case of vacancy of a Director following his resignation, dismissal or otherwise, the Shareholders who nominated such Director will present a candidate for this mandate.

(b)
Quorum.  A quorum shall be reached when at least half of the Directors are present in person or by proxy and where both the Class A Shareholders and the Class B Shareholders are represented, in person or by proxy, by at least half of the Directors elected among their nominees.  If a quorum is not present at the opening of a meeting, the Directors present may not transact any business except in compliance with Article 17.A of the By-Laws.

(c)
Nomination of President.  The Class B Shareholders will be entitled to nominate the president of T.F.M. (the “President”), who will be a Director.  The Class A Shareholders undertake that the Directors representing them on T.F.M.’s Board will vote for the candidate to be President to T.F.M. presented by the Class B Shareholders.  The President shall not be involved in the day to day management of T.F.M.

(d)
Nomination of Vice-Presidents.  The Class A Shareholders will be entitled to nominate the Vice-President of T.F.M. (the “Vice-President”), who will be a Director.  The Class B Shareholders undertake that the Directors representing them on T.F.M.’s Board will vote for the candidate to be Vice-President to T.F.M. presented by the Class A Shareholder.  The Vice-President shall not be involved in the day to day management of T.F.M.

(e)
Notice and Written Resolutions.  Save in case of special agreement of all the Directors, all meetings of the Board shall be convoked, upon proposal of the Managing Director, by the President or, in case of unavailability or failure of the President, by the Vice-President, with at least one week’s notice, except in case of urgency.  Any Director will have the right to request that he be allowed to attend by means of conference telephone or to appoint a proxy-holder.  If all the Directors agree, a written resolution may be executed in respect of any matter falling within the competence of the Directors provided that all of the Directors approve and sign said written resolution.

10.3           Management Powers.

(a)           In addition to what is provided for in the By-Laws of T.F.M., the Shareholders agree that the management and control of T.F.M. will also be governed by the applicable provisions of this Agreement which they undertake to fully and at all times comply with, as if these provisions were an integral part of the By-Laws of T.F.M.

(b)           The Class B Shareholders will present a candidate for the function of Managing Director, who will be in charge of day-to-day management, at the head of the list of candidates referred to in Article 18.b) of the By-Laws. The Class A Shareholders undertake that the Directors representing them on the T.F.M. Board will vote for the candidate appearing at the head of this list.

10.4           Non-Arm’s Length Transactions.  All transactions between T.F.M. and any Shareholder or Affiliate of the same must be approved in advance by the general meeting of the Shareholders deciding under the same conditions as for an amendment to the By-Laws.

11.             Distribution of Profits and Audits

11.1           Distribution of Profits.

(a)           The Shareholders expressly confirm, and T.F.M. acknowledges, that it is the intention of the Shareholders that T.F.M. will repay all Advances made before the Date of Commercial Production together with interest thereon as set out herein prior to making any other advances or distributions whatsoever to Shareholders, including without limitation distribution of profits pursuant to Article 11.1(b).  Following the repayment of all Advances made before the Date of Commercial Production together with the interest thereon, and until the Pay-Back Date, funds that are available for distribution from T.F.M. will be applied 75% to repayment of Advances made after the Date of Commercial Production, together with the interest thereon, and 25% as distributions to the Shareholders pro rata in accordance with their respective shareholdings of T.F.M.

(b)           From the Pay–Back Date and at the end of each Fiscal Year of T.F.M., and subject to obligations pursuant to loans, all profits of T.F.M. will be distributed to the Shareholders pro rata in accordance with their respective shareholdings of T.F.M. in a manner to be determined by the Board, provided that T.F.M. will retain a reserve for adequate working capital and will be entitled to establish a sinking-fund for the purpose of providing funds for future expansion and Capital Expenditures, for environmental protection and reclamation and contingencies.  Subject to the obligations resulting from the loans concluded by T.F.M., at least 25% of the profits of each Fiscal Year will be distributed to the Shareholders.

11.2           Advances Against Distributions of Profits.

(a)           Subject to Article 11.1, from the Pay-Back Date each Shareholder will receive quarterly, as an advance against all such annual distributions of profits, an amount equal to its pro rata share of the estimated profits (net of an adequate reserve for loan payments, working capital and sinking-fund) relating to the last applicable quarter of T.F.M.  Such advances, as the distributions, will be paid in U.S. dollars and credited to the account in the Democratic Republic of Congo, or abroad, as indicated by each Shareholder.  Such quarterly advances will be offset annually against the dividend due and owing to each Shareholder of T.F.M. at the end of the Fiscal Year.  If the quarterly advances paid to the Shareholders exceed the actual amount of the annual dividends to which they are entitled, the amount of the overpayment to each Shareholder of T.F.M. will be deemed to be a loan to each Shareholder of T.F.M., which will be forthwith due and payable as at the date of determination of the excess payment without interest.

(b)           The Shareholders’ general meeting may unanimously decide to distribute the dividends wholly or partly in kind (in the form of Products) in accordance with the methods also decided unanimously by such meeting.

11.3           Audits of T.F.M.  The Board will select an independent firm of auditors of international reputation which will audit the accounts of T.F.M. and such appointment will be in accordance with the By-Laws of T.F.M.  The audit, along with all accounting required by virtue of the present Agreement, will be undertaken in accordance with the Congolese general accounting plan, to the extent required by Congolese law, and in accordance with the International Financial Reporting Standards.

12.             The Managing Director

12.1           Appointment and Remuneration of Managing Director.  The Board will elect as Managing Director the candidate for this function presented by the Class B Shareholders.  The Board will determine the remuneration of the Managing Director, taking into account remuneration normally paid in the international mining sector for equivalent functions.

12.2           Powers and Duties of Managing Director.  Subject to the terms and provisions of this Agreement and under the control and direction of the Board, the Managing Director will manage, direct and control the Operations in accordance with the adopted Programs and Budgets.

12.3           Information on Operations.

(a)           The Managing Director will keep the Board advised of all Operations and will therefore submit to the Board in writing:

(i)	Quarterly progress reports which include statements of Expenditures and comparisons of such Expenditures to the adopted Budget;

(ii)           Periodic summaries of data acquired;

(iii)          Copies of reports concerning Operations;

(iv)
A detailed final report within 60 days of the completion of each Program and Budget which will include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs;

(v)	Such other reports as the Board may reasonably request.

(b)           At all reasonable times the Managing Director will provide the Board and each Shareholder access to and the right to inspect and copy at their own sole cost and expense all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records and other information acquired in Operations.

12.4           Management Team. The Managing Director shall appoint all members of the management team and will have the power and authority to hire and fire such employees.  Two members of the management team shall be seconded from candidates employed and recommended by the Class A Shareholder.  In any event, however, the Managing Director shall have the right to (x) refuse the secondment of the candidate recommended by Gécamines or (y) require the Class A Shareholder to end the secondment in question with 30 calendar days advance written notice.  In such cases, the Class A Shareholder will submit another recommendation to replace such candidate.  The Class A Shareholder shall hold T.F.M. and the Managing Director harmless and shall indemnify them against any Claim brought against them by any rejected candidate or any employee of Gécamines whose secondment is terminated.

12.5           Indemnity. Subject to the limitations of applicable law, T.F.M. will indemnify each Director or officer or former Director or officer and his heirs and legal representatives against all Claims and expenses, reasonably incurred by him, in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a Director or officer or having undertaken any liability on behalf of T.F.M. if:

(a)	Honesty. He acted honestly and in good faith with a view to the best interests of T.F.M., and

(b)	Reasonable Grounds. In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

13.             Advisor Agreement and Service Contracts

13.1           Confirmation of Advisor Agreement.   Lundin Holdings and T.F.M. confirm, and Gécamines acknowledges, that the Advisor Agreement entered by Lundin Holdings and T.F.M. on November 30, 1996, was duly entered in accordance with the requirements of article 14 of the Formation Agreement, is in full force and effect as of the Effective Date, and shall remain in effect in accordance with and subject to its terms and conditions.

13.2           Further Gécamines Participation and Service Contracts.  Lundin Holdings recognizes that Gécamines has considerable experience with the State, and this experience, along with Gécamines technical mining and processing expertise, should be relied on to help optimize the operation of the Project.  Therefore, in addition to the role that Gécamines will play in the decision-making process as a shareholder of, and on the Board of T.F.M., Lundin Holdings may also ask employees of  Gécamines to participate as seconded employees working full-time within T.F.M. on special purpose teams or on technically focused task forces.  Gécamines may also seek to participate in the Project by bidding on, and if selected, by providing services to T.F.M. through contract service agreements that are bid out to qualified third parties.  Following the Date of Commencement of Commercial Production, Lundin Holdings and Gécamines agree that T.F.M. will retain Gécamines to provide a minimum of $60,000 worth of general consulting services monthly.  This consultancy fee will be reviewed annually as appropriate.

13.3           Renegotiation/Termination of Advisor Agreement.  Fifteen years after the Date of Commencement of Commercial Production Lundin Holdings and Gécamines will enter into good faith negotiations to revise the Advisor Agreement with respect to changed circumstances.

In any event, the Advisor Agreement will terminate no later than the termination of this Agreement.

14.             Programs and Budgets

14.1           Operations Pursuant to Programs and Budgets.  Except as otherwise provided in this Agreement, Operations will be conducted and Expenditures will be incurred only pursuant to approved Programs and Budgets.

14.2           Presentation of Programs and Budgets.  Proposed Programs and Budgets will be prepared by the Managing Director after consultation with the Shareholders for any period as considered reasonable by the Managing Director.  Each adopted Program and Budget, regardless of length, will be reviewed at least once a year at a meeting of the Board.  During the period encompassed by any Program and Budget and at least 3 months prior to its expiration, a proposed Program and Budget for the following period will be prepared by the Managing Director and submitted to the Board.

14.3           Review and Approval or Modification of Proposed Programs and Budgets.  Within 15 days after submission of a proposed Program and Budget, the Board will approve or modify the proposed Program and Budget.

14.4           Notice of Approved Program and Budget to Shareholders.  Within 15 days after the Board has approved a proposed Program and Budget, with or without modification, the Board will deliver written notice of such approved Program and Budget to each Shareholder together with a copy of the approved Program and Budget.

14.5           Budget Overruns; Program Changes.  The Managing Director will seek approval of the Board in advance of any material departure from an adopted Program or Budget.

15.             Restrictions Upon Transfers

15.1           Rules Governing Transfers.  Except as set forth below, no transfer shall be permitted before the end of Phase 3 of the project as such is defined in Section 4.2.  Any transfer of Shares shall be in conformity with the By-Laws of T.F.M. and this Agreement and, for the avoidance of doubt, shall be authorized, without prejudice to the provisions of Sections 15.3 and 15.8, any successions of interest resulting from a death, merger, a split, a liquidation or any other operation relevant to an operation of corporate law.

15.2           Permitted Encumbrances.  A Shareholder may assign by way of guarantee, mortgage, pledge, charge or otherwise encumber all or any potion of its Shares only in favor of any bank, trust company, mortgage company, insurance company,  pension fund, or other lending or financial institution (including indirect lenders and loan participants) providing debt, equity, lease, and/or bond financing or financial services, or credit support or other credit enhancement for the Project.  The Parties shall execute such documents as may be reasonably requested by any such lender or financing entity to evidence and acknowledge consent to and the effectiveness of any such assignment by way of guarantee, mortgage, pledge, charge or other encumbrance; provided, however, that  such documents shall provide that such assignment by way of guarantee, mortgage, pledge, charge or other encumbrance, and the interest of the lender or financing entity in the Shares, is subject to this Agreement and the rights of the other Shareholders under this Agreement including, without limitation, the provisions of Article 15.4.

15.3           Transfer to Affiliates.  A Shareholder may transfer all but not less than all of its Shares to an Affiliate without the consent of the other Shareholders if the Shareholder and the Affiliate covenant to the other Shareholders that:

(a)	The Affiliate will remain an Affiliate so long as it holds the Shares;

(b)
Prior to the Affiliate ceasing to be an Affiliate, it will transfer the Shares back to the Shareholder of which it was an Affiliate or to another Affiliate of that Shareholder that provides a similar covenant to the other Shareholders;

(c)	The Affiliate will otherwise be bound by the provisions of this Agreement;

(d)	The Shareholder will remain jointly and severally liable with the Affiliate for any obligations arising out of this Agreement.

The Shareholder which transfers its Shares to an Affiliate will first of all inform the other Shareholder, providing due proof of the transferee’s status as Affiliate.

15.4           Right of Preemption

(a)
Third Party Offer.  A Shareholder (the “Transferor”) may Transfer all or any portion of its Shares to a Person if it has received a firm offer in writing (the “Third Party Offer”) from a bona fide Arm’s Length Person (the “Offeror”) to purchase all or any portion of the Shares of the Transferor (the Shares so offered to be purchased are herein referred to as the “Transferor’s Shares”), this Offer being subject only to conditions precedent that are reasonable and if the Transferor has received satisfactory assurances that the Offeror is financially capable of carrying out the terms of the Third Party Offer.  The Offeror must also covenant to enter into an agreement with the other Shareholders (the “Other Shareholders”) identical to this Agreement (other than changes in this Agreement required because the Transferor has ceased to be a Shareholder).  The Third Party Offer will be irrevocable for a period of at least 80 days.

(b)
Transferor’s Offer.  Within 10 days of the receipt of the Third Party Offer, the Transferor will deliver a copy of the same to the Other Shareholders together with its own offer to sell the Transferor’s Shares to the Other Shareholders, on the same terms and conditions (the “Transferor’s Offer”), proportionally to their respective shareholding in T.F.M., calculated without taking into account the Shares offered.

(c)
Right of Preemption.  The Other Shareholders will have a right of preemption to purchase all, but not less than all, of the Transferor’s Shares so offered to them, such right to be exercised within 30 days of the date of the Transferor’s Offer by notice in writing to the Transferor, it being understood that the Other Shareholders may freely transfer among them their right of preemption.

(d)
Acceptance of Third Party Offer.  If within the said 30 days the Other Shareholders have not accepted or have merely partially accepted the Transferor’s Offer, such Offer will be considered as rejected as a whole and the Transferor may accept the Third Party Offer and complete the transfer with the Offeror and the Shareholders and T.F.M. will take all steps and proceedings requisite to have the Offeror entered on the books of T.F.M. as a shareholder of T.F.M. and to execute and deliver a shareholders’ agreement in replacement of this Agreement.

(e)	Transfers not Affected. Nothing in this Article 15 will prohibit or affect the unrestricted transfer of the shares of any company that directly or indirectly holds shares in Lundin Holdings.

15.5           Failure to Sell to the Offeror.  If the transfer between the Transferor and the Offeror is not completed within 40 days after the refusal or deemed refusal (in case of partial acceptance) by the Other Shareholders of the offer contained in the Transferor’s Offer then the Transferor may sell all or any portion of its Shares to a third Person only if all of the requirements of this Article 15 are again complied with, including the right of preemption provided for in this Article 15.

15.6           Waiver.  Any Shareholder may at any time by written notice to T.F.M. waive the right to be offered the Shares pursuant to this Article 15, either generally or for a specified period of time.

15.7           Terms of Sale.  Unless other terms of sale are agreed to by the Shareholders, the terms and conditions of sale as between the Shareholders under this Article 15 will be as follows:

(a)
Purchase Price.  The purchase price will be payable in full by certified check on the date of closing of the transaction (or if applicable, by delivery of share certificates engrossed in the appropriate name, representing stock of a company) against transfer of the Shares sold, free and clear of all Encumbrances whatsoever.

(b)
Closing.  The closing of the transaction will occur at 10:00 a.m. at the registered office of T.F.M. on the 40th day following the acceptance by the Other Shareholders of the offer contained in the Transferor’s Offer.

(c)
Resignations.  At, and as of the date of, the closing of the transaction, the Transferor will, if it has transferred all its Shares, cause the resignation of its nominees on the Board.  It will also cause the resignation of, as the case may be, the President, its Vice-President, the Directors and the Managing Director, if it had presented them or if it has assumed itself these functions.  The Transferee will assume and acquire all the rights and obligations of the Transferor, including without limitation the right to nominate, as the case may be, the President, its Vice-President, the Directors and the Managing Director.

(d)	Payment into Bank. If the Transferor refuses or neglects to complete the sale for any reason, the Other Shareholders will have the right, upon payment of the purchase price to the credit of the Transferor in any approved bank in the Democratic Republic of Congo, to execute and deliver for and on behalf of and in the name of the Transferor, such transfers, resignations and other documents as may be necessary or desirable in order to complete the transfer.

15.8
Permitted Transfers by Lundin Holdings to Development Entities.  Without prejudice to Article 9.5, and notwithstanding any provision of this Article 15 to the contrary,  Lundin Holdings may transfer Shares, constituting in the aggregate a minority interest in T.F.M., to any multilateral development entities, including, without limitation, International Finance Corporation, Industrial Development Corporation (South-Africa) and CDC Group plc, for purposes of facilitating financing for the Project.  Any such transfer shall not be subject to the preemption rights of other Shareholders set forth in this Article 15 or in the By-Laws. In such event, T.F.M. will notify Gécamines in advance pursuant to Article 5.1(b).

15.9
Breach of Restrictions Upon Transfers.  Any Shareholder that acquires Shares in breach of the restrictions upon transfers contained in this Agreement shall be barred by T.F.M. from exercising any rights in respect of such Shares, such as voting rights and rights to dividends or distributions of any kind.

16.	Disputes

16.1         Amicable Settlement.  In the case of a dispute between the Parties resulting from or concerning this Agreement or related to a breach hereof, the Parties in question undertake, before beginning any arbitral or judicial procedure, and except in the case of urgency, to meet in an attempt to reach an amicable settlement.  To this effect, the president of the Parties in question (or their agents) will meet within 15 days of the date of a written invitation sent by registered post by the most diligent Party to the other Parties involved.  If this meeting does not take place within this time limit or if the dispute is not resolved by a written agreement signed by all the Parties involved within 15 days of the meeting, any Party involved may submit the dispute to arbitration or may take it to court in accordance with the following provisions of this Article 16.

16.2           Arbitration

(a)
Binding Arbitration.  All disputes, controversies or Claims arising out of or related to this Agreement or the breach hereof, which are not resolved in accordance with Article 16.1 above, shall be settled in accordance with the Rules of Arbitration of the International Chamber of Commerce by 3 arbitrators appointed in accordance with such Rules.  The arbitration shall be held in Geneva, Switzerland.  The arbitration will be held in the French and English languages. The arbitral award shall be in writing and in the French and English languages, and shall be final and binding on the Parties.  Judgment on the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance for the award and an order of enforcement, as the case may be.

(b)
Decision.  The decision of the arbitrators will be final and binding upon the Parties as soon as it is notified to each of the Parties pursuant to Article 17.  The decision must state clearly how the arbitrators have ruled with respect to each issue submitted to them.

(c)
Fees.  Each Party will pay all fees and costs of the arbitrator designated by it and of its counsel and witnesses and all other expenses associated with the preparation and presentation of its case.  All other costs and expenses of the arbitration will be shared equally by the Parties unless the decision of the arbitrators will specify a different apportionment of any or all of such costs and expenses.

16.3           Disputes with the State.  If one Party considers that a dispute between Parties is connected to a dispute between one or more Parties and the State under the Amended and Restated Mining Convention, it must first of all submit the question of such connection to arbitration pursuant to Article 16.2.  If the arbitration tribunal in an arbitration proceeding pursuant to Article 16.2 confirms the connection, the latter must declare itself incompetent.  In this case, the most diligent Party may, in accordance with articles 25 and 26 of the Amended and Restated Mining Convention, jointly submit the two disputes which have been recognized as connected, to the International Centre for the Settlement of Investment Disputes, and Gécamines hereby submits itself to the jurisdiction of the International Centre for the Settlement of Investment Disputes for such purpose.  If the arbitration tribunal in an arbitration proceeding pursuant to Article 16.2 judges that there is no connection, the two disputes will be treated separately in accordance with the respective procedures provided in Article 16.2 with respect to the dispute under this Agreement, and articles 25 and 26 of the Amended and Restated Mining Convention with respect to the dispute thereunder.

16.4           Jurisdiction.

(a)           Judgment on the arbitral award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance for the award and an order of enforcement, as the case may be.

(b)           All disputes, controversies or Claims arising out of or related to this Agreement, or the breach thereof, for which the arbitration tribunal referred to in Article 16.2 or Article 16.3 (and Article 6.6) declares itself not competent (except if, with respect to the arbitration tribunal referred to in Article 16.2 the latter has declared itself incompetent because of connection pursuant to Article 16.3, in which case the arbitration tribunal referred to in Article 16.3 will be competent), will be of the sole competence of the courts of Geneva, Switzerland.

16.5           Waiver of Immunity of Execution.  Gécamines hereby expressly waives any right of immunity of execution in respect of the resolution of disputes procedures contained in this Article 16.

17.           Notices

17.1.        Notices.  All notices, requests, demands and other communications to be made by virtue of this Agreement, will be in writing and will be deemed to have been duly given, if telegraphed or mailed by certified or registered mail, postage prepaid, or delivered in person at the addresses indicated hereafter or to such other address as the party to be notified will have furnished to the other parties in writing.  All notices will be given:  (i) by personal delivery to the Party; or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested; or (iii) by registered or certified mail return receipt requested.  All notices will be effective and will be deemed delivered:  (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not, on the next Business Day following delivery; (ii) if by electronic communication on the next Business Day following receipt of the electronic communication, and (iii) if by mail, on the next Business Day after actual receipt, provided that in the event of mail strike, all notice will be given by personal delivery or by electronic communication as herein provided.

The addresses concerned are

If to Gécamines to:
La Générale des Carrières et des Mines
419, Avenue Kamanyola
B.P. 450,
Lubumbashi (Democratic Republic of Congo)

And a copy to:
La Générale des Carrières et des Mines
boulevard du Souverain 30-32
B-1170 Bruxelles

Attention:  Monsieur l’Administrateur-Délégué Général
Fax No.:  00 32 2 676 80 41
Tel. No.:  00 32 2 676 80 40
E-mail:

If to the Lundin Shareholders:	Lundin Holdings Ltd. Cedar House, 41 Cedar Avenue Hamilton HM12 Bermuda Fax No.: 00 1 441 292 8666 Tel. No.: 00 1 991 295 2244 E-mail:
With a copy to: Tenke Fungurume Mining SARL Enceinte du Golf Club Lubumbashi Katanga République Démocratique du Congo Attention: the Managing Director Fax : 00 243 23 48414 Phone : 00 243 81 97 31070

                                               E-mail:dvanhooymissen@tenkefungurume.net

                                       and

   Phelps Dodge Corporation
   1 North Central Avenue
   Phoenix, Arizona 85004
   United States of America
   Attention: President, Phelps Dodge Corporation
   Fax No.:  +1.602.366.7321
   Tel. No.:  +1.602.366.8100

18.             Force Majeure

18.1           Force Majeure.

(a)           In case of Force Majeure (as such term is hereinafter defined) the Party materially affected or which could be materially affected by the Force Majeure (the “Affected Party”) shall give to the other Parties prompt written notice describing such event of Force Majeure.

(b)           As from the occurrence of an event of Force Majeure, the obligations of the Affected Party shall be suspended during the whole continuance of such event of Force Majeure and for an additional period, sufficient to permit the Affected Party, acting with all required diligence, to place itself in the same situation as before the occurrence of such event of Force Majeure.

(c)           All time periods and all dates subsequent to the date of occurrence of the event of Force Majeure shall be adjusted to take into account the extension and delay arising out of such event of Force Majeure.

(d)           The Affected Parties shall use all diligence reasonably possible to eliminate such event of Force Majeure as quickly as possible, but such requirement shall not entail the settlement of strikes or other industrial disputes against the judgment of the Affected Party.

(e)           For the purpose of this Article 18, the term Force Majeure (“Force Majeure”) means any sudden or unforeseen or insurmountable event, outside the control of the Affected Party, excluding lack of funds, but including without limitation:  strikes, lockouts or other industrial disputes; acts of a public enemy, riots, acts of public violence, pillage, rebellion, revolt, revolution, civil war, coup d’etat or any event of a political character which materially affects or could materially affect the success of the Project; fire, storm, flood, explosion, government restriction, failure to obtain any approval required from public authorities including environmental protection agencies.

(f)           In case of Force Majeure, the Parties will consult with each other at least twice yearly as to how to limit the damage caused by the Force Majeure and to pursue the realization of the objectives of the Project.

19.             Confidentiality

19.1           Confidentiality.  All data and information provided to or received by the Parties with respect to this Agreement, the other Parties and/or the Property, will be treated as confidential and will not be disclosed without the prior written consent of the other Parties (which consent will not be unreasonably withheld) to any other Person whatsoever, except to Affiliates, or as required to effect a third party sale, as required to procure financing or as required by law or any regulatory authority whatsoever having jurisdiction.  Where disclosure is required by law or a regulatory authority having jurisdiction, a copy of the information required to be disclosed including without limitation any press release, will be provided to the other Parties within as reasonable a time limit as possible before such disclosure.  No Party will be liable to the other Parties in respect of any interpretation, opinion, conclusion or other non-contractual information included by the Party in any report or other document provided to the receiving Person whether included by negligence or otherwise.

20.             Miscellaneous

20.1           Amendments.  This Agreement may be amended or modified only by a written instrument executed by all of the Parties or by their respective successors and permitted assigns.

20.2           Assignment.  This Agreement may not be assigned by any Party hereto without the consent of the other Parties, which may not be unreasonably withheld.  No assignment may occur before the completion of Phase 3.

20.3           Enurement.  This Agreement will enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns, nothing in this Agreement, express or implied, being intended to confer upon any other Person any rights or remedies hereunder.

20.4           Severability.  The unlawfulness or invalidity of any provision of this Agreement or of any covenant herein contained on the part of any Party will not affect the validity or enforceability of the other provisions of this Agreement or the covenants contained therein.

20.5           Waiver.  Failure by any Party hereto to insist in any one or more instances upon the strict performance of any one of the covenants contained herein will not be construed as a waiver of such covenant.  Any waiver by any Party to a provision of this Agreement will be valid only if expressly made in writing.

20.6           Entire Agreement.  This Agreement contains the entire understanding of the Parties with respect to the subject matter thereof and supersedes all prior agreements among the Parties relating to the same.

20.7           Further Undertakings.  Each of the Parties undertakes that at any time, and in particular after the Effective Date, upon the request of any other Party, it will do, execute, acknowledge and deliver all such further acts, documents and undertakings as may be reasonably required for the better performance of all the terms of this Agreement.

20.8           Environment.  T.F.M. will perform its activities in accordance with environmental standards internationally recognized as good mining practice.

20.9           Congolese Cobalt Institute.  In the event of the creation, at the initiative of Gécamines, of a Congolese Cobalt Institute having as its purpose the study and the promotion of the international market for cobalt, T.F.M. will become one of the founding members of it.

20.10         Language.  This Agreement is made in the English and in the French languages, both languages being equally valid, it being understood that in the event of a contradiction in meaning with respect to the interpretation of any provision herein, the actual intention of the parties will prevail as determined by the arbitration tribunal or in any other court of competent jurisdiction.

21.             Effect on Force Majeure.

21.1           Effect on Force Majeure.  Lundin Holdings and T.F.M. recognize that the circumstances as they exist on the date first above written in the Province of Katanga, Democratic Republic of Congo, as well as the renegotiated terms and conditions of this Agreement, permit (i) the resumption of activities and (ii) the termination of Force Majeure as was declared by Lundin Holdings and T.F.M. on 23 February 1999 in connection with the Revised Project as defined in Article 4.2.  Gécamines acknowledges the foregoing.

22.             Entry into Force

This Agreement shall enter into force on the date of entry into force of the Amended and Restated Mining Convention pursuant to article 40 thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties have duly executed this Amended and Restated Shareholders Agreement as of the date first above written, in _8   original copies, _4__ in English and _4__ in French.

LA GENERALE DES CARRIERES ET DES MINES

/s/ Signed_________________________

LUNDIN HOLDINGS LTD.

_/s/ Signed_________________________

TEMBO LTD.

_/s/ Signed_________________________

FARU LTD.

_/s/ Signed_________________________

MBOKO LTD.

_/s/ Signed_________________________

CHUI LTD.

_/s/ Signed_________________________

MOFIA LTD.

_/s/ Signed_________________________

FOR ACKNOWLEDGEMENT:

TENKE FUNGURUME MINING S.A.R.L.

_/s/ Signed_________________________